Exhibit 3.3

Statement of Resolution
ESTABLISHING
5.375% Series A Preferred Stock, Cumulative, no Par Value
(Liquidation Value $25 Per Share)
of
ENTERGY TEXAS, INC.
A TEXAS CORPORATION

TO THE SECRETARY OF STATE
OF THE STATE OF TEXAS:
Under section 21.155 of the Texas Business Organizations Code (the “Code”), the undersigned corporation submits the following statements for the purpose of establishing and designating a series of Preferred Stock (as defined below) and setting and determining the designations, preferences, limitations, and relative rights of that series:
Recitals

A.	The name of the Corporation is Entergy Texas, Inc. (the “Corporation”).

B.
Article 7 of the Corporation’s Amended and Restated Certificate of Formation effective August 21, 2019 (the “Certificate of Formation”) authorizes the Corporation to issue and have outstanding at any time up to 20,000,000 shares of Preferred Stock with no par value, of the Corporation (“Preferred Stock”), which may be issued in one or more series.

C.
Article 7 of the Certificate of Formation provides that each series of Preferred Stock shall be established by the Board of Directors of Corporation (the “Board of Directors”) from time to time by resolution or resolutions of the Board of Directors establishing the authorized number of shares of any such series of Preferred Stock, the designation of such series, the relative preferences, designations, rights, privileges, powers, restrictions, limitations, covenants, or qualifications thereof and the terms and characteristics thereof (in those respects in which the shares of one series of Preferred Stock may vary from the shares of other series of Preferred Stock as therein provided).

D.	Accordingly, the Board of Directors desires to establish a series of Preferred Stock to be designated as 5.375% Series A Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share).

NOW, THEREFORE BE IT:
RESOLVED, that under the authority expressly granted to and vested in the Board of Directors, in accordance with the provisions of the Certificate of Formation, and a committee of the Board of Directors, in accordance with Section 21.416 of the Texas Business Organizations Code, a series of Preferred Stock be, and it hereby is, established and given the distinctive designation of 5.375% Series A Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share) (the “Series A Preferred Stock”), with the following designations, preferences, limitations, and relative rights:
1.    DEFINITIONS

Subject to additional definitions contained in subsequent Articles of this Resolution which are applicable to specific Articles or Sections hereof, capitalized terms used in these Resolutions have the following meanings:
1.1.    “Additional Directors” has the meaning assigned to it in Section 7.4 of this Resolution.

1.2.    “Common Stock” means the Common Stock, with no par value, of the Corporation.

1.3.    “Dividend Payment Date” has the meaning assigned to it in Section 3.1 of this Resolution.

1.4.    “Junior Stock” means the Common Stock and any series of Preferred Stock that ranks junior to the Series A Preferred Stock as to dividends or liquidation, dissolution or winding up (whether voluntary or involuntary).

1.5.    "Liquidation Value” means the liquidation value set forth in Section 5.1 of this Resolution.

1.6.    “Preferred Dividend” means a dividend at a simple rate of 5.375 percent (5.375%) per annum on the Series A Original Issue Amount on each share of the Series A Preferred Stock accumulating from the date of issuance until any date of redemption and cumulative to the extent not paid on any Dividend Payment Date.

1.7.    “Rating Agency” has the meaning given to that term in the definition of Ratings Event.

1.8.    “Ratings Event” means that any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, or in any successor provision thereto, that then publishes a rating for the Corporation (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to the Series A Preferred Stock, which amendment, clarification or change results in:

1.8.1    the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Series A Preferred Stock would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Stock; or

1.8.2    the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that Rating Agency as compared to the equity credit assigned thereto by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Stock.

1.9.    “Redemption Notice” has the meaning assigned to it in Section 4.2 of this Resolution.

1.10.    “Redemption Price” means the per share price paid by the Corporation to any holder of Series A Preferred Stock upon redemption of shares of Series A Preferred Stock determined in accordance with Article 4.

1.11.    “Series A Original Issue Amount” means $25.00 per share of Series A Preferred Stock, subject to appropriate adjustment to maintain the same aggregate accumulated dividend on, and liquidation value of, the Series A Preferred Stock following any stock dividend, stock split, combination, or other similar recapitalization affecting the shares of Series A Preferred Stock.

1.12    “Series A Preferred Redemption Date” means a date, subject to the limitations set forth in Section 4.1, determined by the Board of Directors or otherwise established, on which the Corporation will redeem all or part of the Series A Preferred Stock pursuant to this Resolution and following the satisfaction of any conditions set forth in any applicable Redemption Notice.

1.13.    “Voting Preferred Stock” has the meaning given to that term in Section 7.1.

2.    AUTHORIZATION.

One million four hundred thousand (1,400,000) shares of authorized Preferred Stock shall constitute a series of Preferred Stock and are designated as 5.375% Series A Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share).
3.    DIVIDENDS.

3.1.    Preferred Dividends will accumulate on each share of Series A Preferred Stock from and after the date of issuance of that share. The Preferred Dividends will accumulate from day to day, whether or not earned or declared by the Board of Directors, and will be cumulative. The Preferred Dividends, if and when declared payable by the Board of Directors out of legally available funds of the Corporation, will be payable in lawful money of the United States of America, quarterly on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2020 (each, a “Dividend Payment Date”). To the extent that any Preferred Dividend is not paid on any Dividend Payment Date, that Preferred Dividend will accumulate until such Preferred Dividend is paid in full. The Preferred Dividends payable on each share of Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full dividend period, on the basis of the actual number of days elapsed during such period.

3.2.    No dividend or distribution in cash or other property (other than shares of Junior Stock) will be declared, paid, or set apart for payment on or with respect to the Junior Stock unless all Preferred Dividends accumulated through the date of any distribution have been declared, paid, or set apart before or at the time of the declaration, distribution, or setting apart with respect to the Junior Stock.

3.3.    So long as any shares of the Series A Preferred Stock are outstanding, at any time that dividend payments due on one or more Dividend Payment Dates on any shares of the Series A Preferred Stock are accumulated and unpaid, and thereafter until all accumulated and unpaid dividends on any such Series A Preferred Stock shall have been paid (without interest), then the Corporation shall not redeem, repurchase or otherwise acquire, retire or make a liquidation payment with respect to any stock of the Corporation other than redemptions, repurchases, acquisitions, retirements or liquidation payments with respect to the Series A Preferred Stock and other series of Preferred Stock with similar redemption or repurchase provisions that rank senior to the Series A Preferred Stock as to dividends and liquidation, dissolution or winding up (whether voluntary or involuntary).

3.4.    When dividends are not paid in full on any shares of outstanding Preferred Stock that rank equal with the Series A Preferred Stock as to dividends and liquidation, dissolution or winding up (whether voluntary or involuntary) for a dividend period, all dividends declared with respect to shares of Series A Preferred Stock and all outstanding shares of such equal ranking Preferred Stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends declared bear the same ratio to each other as all accumulated but unpaid dividends per share on the shares of Series A Preferred Stock and all shares of such outstanding equal ranking Preferred Stock for such dividend period bear to each other.

3.5.    Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock and any other shares of Junior Stock from time to time outstanding out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

4.    OPTIONAL REDEMPTION AT ELECTION OF THE CORPORATION.

4.1    Redemption. Shares of Series A Preferred Stock may be redeemed by the Corporation as follows:

4.1.1.    in whole but not in part, at any time and from time to time prior to October 15, 2024, within 120 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Ratings Event, and the Redemption Price shall be equal to 102% of the Series A Preferred Original Issue Amount, plus the amount of accumulated and unpaid Preferred Dividends on such shares up to and including the date on which the Redemption Price on such shares has been paid in full; and/or

4.1.2.    in whole or in part, at any time and from time to time on or after October 15, 2024, and the Redemption Price shall be equal to the Series A Original Issue Amount, plus the amount of accumulated and unpaid Preferred Dividends on such shares up to and including the date on which the Redemption Price on such shares being redeemed has been paid in full;

Partial payments on any share of Series A Preferred Stock will be applied first to Preferred Dividends and then to the Redemption Price.
4.2.    Redemption Notice. At least 30 days and not more than 60 days before a Redemption Date, the Corporation will mail or cause to be mailed written notice (the “Redemption Notice”), postage prepaid, to each holder of record of shares of Series A Preferred Stock to be redeemed at the holder’s mailing address last shown on the share transfer records of the Corporation. The Redemption Notice will state:

4.2.1.    the total number of shares of Series A Preferred Stock that the Corporation will redeem on the Series A Preferred Redemption Date;

4.2.2.    the number of shares of Series A Preferred Stock held by the holder that the Corporation will redeem on the Series A Preferred Redemption Date;

4.2.3.    the Series A Preferred Redemption Date and the Redemption Price;

4.2.4.    any conditions to such redemption; and

4.2.5.    the time, place, and manner in which the holder is to surrender to the Corporation the certificate or certificates representing shares of Series A Preferred Stock to be redeemed.

4.3.    Conditions to Redemption. If the Redemption Notice shall specify conditions to redemption of shares of Series A Preferred Stock and such conditions shall not have been satisfied on or prior to the Series A Preferred Redemption Date, the Redemption Notice shall be of no force and effect and such Series A Preferred Stock shall not be subject to redemption on such Series A Preferred Redemption Date.

4.4.    Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares of Series A Preferred Stock without charge to the holder thereof.

4.5.    Surrender of Stock. Each holder of shares of Series A Preferred Stock to be redeemed will surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice. On surrender of the certificate or certificates, the Redemption Price for the shares will be payable to the order of the person whose name appears on the certificate or certificates as the holder, and each surrendered certificate will be canceled and retired. If less than all of the shares represented by a certificate are redeemed, a new certificate will be issued representing the unredeemed shares.

4.6.    Termination of Rights. If the Redemption Notice is duly given and if, on or before the Series A Preferred Redemption Date, the Redemption Price is either paid or made available for payment on or for the shares of the Series A Preferred Stock called for redemption then all rights with respect to such shares will terminate immediately after the Series A Preferred Redemption Date, except the right of the holders of such shares to receive the Redemption Price (without interest) on surrender of their certificates. This termination of rights will not be affected by any failure to surrender on or before the Series A Preferred Redemption Date, any of the certificates representing the shares of Series A Preferred Stock called for redemption. Notwithstanding the foregoing and in the event the Redemption Notice is duly given and a deposit of an amount sufficient for redemption is made pursuant to Section 21.306 of the Code, rights with respect to such shares shall terminate in accordance with such provision on the date of such deposit.

5.    LIQUIDATION RIGHTS.

5.1.    Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount is made in respect of the Junior Stock. The holders of shares of Series A Preferred Stock will be paid an amount per share (the “Liquidation Value”) equal to the sum of the Series A Original Issue Amount plus an amount equal to all accumulated and unpaid Preferred Dividends payable up to and including the date full payment is tendered to the holders of shares of Series A Preferred Stock with respect to the liquidation, dissolution, or winding up, and no more. If, upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets distributed to the holders of shares of Series A Preferred Stock and the holders of outstanding shares of other series of Preferred Stock ranking equal to the Series A Preferred Stock as to liquidation, dissolution, or winding up are insufficient to permit the payment of the full Liquidation Value thereof and the full liquidation value of the outstanding shares of such other series of Preferred Stock, all of the assets of the Corporation will be distributed ratably to each holder of shares of Series A Preferred Stock and each holder of outstanding shares of other series of Preferred Stock ranking equal to the Series A Preferred Stock as to liquidation, dissolution, or winding on the basis of the

Liquidation Value of the shares of Series A Preferred Stock held by each such holder and the liquidation value of the shares of such other series of Preferred Stock.

5.2.    Remaining Assets. After the payment or distribution of the full Liquidation Value of the Series A Preferred Stock to the holders of the Series A Preferred Stock and the full liquidation value of the outstanding shares of each other series of Preferred Stock ranking equal to the Series A Preferred Stock as to liquidation, dissolution, or winding up in accordance with their terms, the holders of the Junior Stock then outstanding will be entitled to receive all remaining assets of the Corporation to be distributed (with holders of Junior Stock which is Preferred Stock being entitled to receive only such amounts as provided by the terms thereof.)

6.    EXCHANGE AND CONVERSION RIGHTS.

6.1    The Series A Preferred Stock have no exchange or conversion rights.

7.    VOTING RIGHTS.

7.1.    Series A Preferred Stock and Common Stock Voting Together. Each holder of Series A Preferred Stock will be entitled to vote on all matters as to which holders of the Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of the Common Stock, voting together with the holders of the Common Stock and any other series of Preferred Stock whose voting rights so provide as one class. Those shares of Preferred Stock, including the Series A Preferred Stock, entitled to vote with the Common Stock shall be referred to as “Voting Preferred Stock.” Regardless of the number of issued and outstanding shares of Preferred Stock and Common Stock, so long as any Voting Preferred Stock is outstanding, issued and outstanding Voting Preferred Stock shall possess at all times, in the aggregate, 21% of the total votes of the issued and outstanding Common Stock and Voting Preferred Stock combined, and the issued and outstanding Common Stock of the Corporation shall possess at all times 79% of the total votes of the issued and outstanding Common Stock and Voting Preferred Stock combined. The total number of votes allocated to the Voting Preferred Stock pursuant to this Section 7.1 shall be allocated among the issued and outstanding shares of Voting Preferred Stock on a pro rata basis in the same manner as if the holders of issued and outstanding Voting Preferred Stock were all voting as a class in accordance with Section 7.3. So long as any Voting Preferred Stock is outstanding, the total votes allocated to the holders of the Common Stock shall fluctuate from time to time depending on the number of shares of Common Stock and Voting Preferred Stock issued and outstanding and shall be calculated to be equal to that number of votes which would be 79% of the total number of votes of the Common Stock and Voting Preferred Stock combined and shall be allocated among the shares of Common Stock on a pro rata basis. If no Voting Preferred Stock is outstanding, each holder of the Common Stock will be entitled to one vote for each share of Common Stock held by such holder.

7.2.    Series A Preferred Stock Voting as a Class. For any vote of the holders of the Series A Preferred Stock on a matter in which they are entitled to vote, considered as a single class, each holder will be entitled to one vote for each share of Series A Preferred Stock held by such holder.

7.3.    Preferred Stock Voting as a Class. For any vote of the holders of all series of Preferred Stock entitled to vote on a matter considered as a single class, each holder of such Preferred Stock will have a number of votes equal to the number of dollars equaling the aggregate liquidation value of the Preferred Stock held by such holder. If a series of Preferred Stock shall provide for different liquidation values in the cases of voluntary liquidation and involuntary liquidation, for purpose of these voting provisions, liquidation value shall mean the involuntary liquidation value for Preferred Stock of such series.

7.4.    Election of Additional Directors. In addition to the voting powers so expressly conferred upon the Series A Preferred Stock and in addition to voting rights granted to the holders of Series A Preferred Stock in statutory proceedings as to which their vote may be mandatorily required by the then existing laws of the State of Texas and which is not permitted to be modified and so modified hereunder, in case at any time the Corporation shall fail to declare and pay or set aside for payment in full dividend payments due on the Series A Preferred Stock on six Dividend Payment Dates whether or not consecutive and thereafter until all distributions accumulated and payable on the Series A Preferred Stock shall have been fully paid without interest, then in each case, such holders of the Series A Preferred Stock and all other series of Preferred Stock hereafter established with provisions corresponding to this Section 7.4 shall thereupon have and continue to have, the right, voting together as a class for such purpose by vote of a majority of the votes entitled to be cast thereon by such holders of Preferred Stock, to elect two additional Directors of the Corporation (the “Additional Directors”), such that the number of Directors then constituting the Board of Directors shall automatically be increased by two; and, during the continuance of such right of the holders of series of Preferred Stock to elect the Additional Directors, the remaining Directors shall continue to be elected as provided under the Certificate of Formation, the Bylaws of the Corporation and the laws of the State of Texas.

Such election may be held at a special meeting of all holders of Preferred Stock entitled to vote thereon which shall be convened at any time after the accrual of such right upon notice as provided by the Bylaws of the Corporation and the laws of the State of Texas, at the request in writing of the holders of record of shares of Preferred Stock entitled to vote thereon possessing at least 25% of the votes entitled to be cast thereon. In default of the calling of said meeting by a proper officer of the Corporation within 25 days after the receipt of such request, such meeting may be called on like notice by any holder of record of Preferred Stock possessing at least 10% of the votes entitled to be cast thereon, for which purpose any such holder of Preferred Stock shall have the right to have access to the list of holders of Preferred Stock of the Corporation. If such special meeting is not called prior to the next annual meeting, the holders of Preferred Stock entitled to vote on the election of the Additional Directors as one class for such purpose, and the holders of the Common Stock and Voting Preferred Stock voting for the election of the remaining Directors as a second class, shall elect members of the Board of Directors as aforesaid, at such annual meeting, unless previously thereto all such distribution defaults shall have been cured.
At all meetings of shareholders held for the purpose of electing Directors, during the period holders of designated series of Preferred Stock shall have the right to elect Additional Directors, a majority of the votes entitled to be cast for the election of the Additional Directors of the then issued and outstanding Preferred Stock entitled to vote thereon as a class and a majority of the votes entitled to be cast by holders of the Common Stock and Voting Preferred Stock voting for the election of the remaining Directors as a class shall constitute a quorum of those classes, respectively, for the purposes of such meetings and lack of a quorum as to either of such classes at any such meeting shall not interfere with the holding of such meeting and the election of Directors by the class having a quorum present; provided that in such election the specific Directors to be succeeded shall be designated. Upon the termination at any time of such right of the holders of Preferred Stock entitled to vote thereon to elect Additional Directors, the term of office of the Additional Directors shall end. Whenever, by reason of the resignation, death or removal of any Director or Directors or any increase in the number of Directors, at any time while holders of Preferred Stock are entitled to elect Additional Directors as aforesaid, the number of Directors in office who have been elected by either the holders of the Preferred Stock as a class or the holders of the Common Stock and Preferred Stock entitled to vote thereon as a class shall become less than the total number subject to election by such respective classes, the vacancy or vacancies so resulting may be filled by vote of a majority of the votes entitled to be cast thereon by such respective classes of shareholders at a meeting thereof called for the purpose, or pending such action, by the affirmative vote of a majority of the Directors at the time in office who were elected by the vote of such class of shareholders, although such Directors shall be less than a quorum of the Board of Directors, at a meeting called by any such Director in the manner provided in this Agreement for the calling of special meetings of the Board of Directors. During the continuance of such voting rights, an Additional Director elected by holders of the Preferred Stock entitled to vote thereon as a class or the Common Stock and Preferred Stock as a class (or elected to fill a vacancy which might have been so filled) shall be subject to removal by a majority of the votes entitled to be cast thereon by such class at the time outstanding as appropriate, at a special meeting called for the purpose, but not otherwise. A special meeting of shareholders to fill a vacancy or to remove a Director as last above provided may be called at any time by the holder or holders of record of shares of the Preferred Stock entitled to vote thereon as a class or the Common Stock and Preferred Stock as a class possessing at least 25% of the votes entitled to vote thereat or in such other manner as may be provided for in this Agreement.
7.5.    Additional Voting Rights.

7.5.1.    Restriction on Issuance of Senior Equity Securities. So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not create, authorize or issue any new stock that, after issuance, would rank senior to the Series A Preferred Stock as to dividends or in liquidation, dissolution or winding up (whether voluntary or involuntary) without the prior written consent, voting as a single class, of at least two-thirds of the votes entitled to be cast thereon by the holders of the Series A Preferred Stock and any other outstanding series of Preferred Stock ranking equal to the Series A Preferred Stock as to dividends or in liquidation, dissolution or winding up (whether voluntary or involuntary) (including the Series A Preferred Stock).

7.5.2.    Amendments or Waivers. So long as any shares of the Series A Preferred Stock are outstanding, the prior written consent or vote of the holders of at least two-thirds of the votes entitled to be cast thereon by the holders of the Series A Preferred Stock, voting as a separate class, shall be required for any amendment, modification or waiver of the provisions of the Certificate of Formation insofar as such amendment, modification or waiver amends, modifies or waives a provision in a manner prejudicial in any material respect to the holders of the Series A Preferred Stock; provided, however, that, if more than one series of Preferred Stock shall be outstanding and if such amendment, modification or waiver would be correspondingly prejudicial to the rights of the holders of other series of Preferred Stock, in lieu of the separate class vote of the Series A Preferred Stock set forth above, the prior written consent or vote of at least two-thirds of the votes entitled to be cast thereon by the holders of all series of Preferred Stock so affected considered as a single class shall be required for such amendment, modification or waiver. For all purposes of this Section 7.5.2., any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equal with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation will not be deemed to materially and prejudicially affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.

8.    RANKING.

Except as otherwise provided in Section 7.5.1, the rights of the Series A Preferred Stock to dividends, redemption, and amounts payable on liquidation, dissolution or winding up of the Corporation shall rank equal or senior to each other series of Preferred Stock hereafter established in accordance with the Certificate of Formation.
The Series A Preferred Stock shall rank senior to the Common Stock as to dividends, redemption, and amounts payable on liquidation, dissolution or winding up of the Corporation.

9.    STOCK CERTIFICATES.

Certificates evidencing the Series A Preferred Stock shall be issued in the form set forth in Exhibit A hereto.
10.    GENERAL PROVISIONS

10.1.    Headings. The titles of Articles, Sections and other headings contained in these Resolutions are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of these Resolutions or any provision hereof. References to Sections or Articles mean the Sections and Articles of these Resolutions, unless otherwise noted.

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The foregoing resolution was adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this statement to be signed by its duly authorized officer as of September 3, 2019.

ENTERGY TEXAS, INC.

By:    /s/ Kevin Marino
Name:     Kevin Marino
Title:    Assistant Treasurer

EXHIBIT A

FORM OF CERTIFICATE EVIDENCING

SERIES A PREFERRED STOCK

[FORM OF FACE OF CERTIFICATE]

SEE RESTRICTIVE LEGENDS ON REVERSE SIDE
ORGANIZED UNDER THE LAWS OF THE STATE OF TEXAS
NUMBER - [A-0] -                                        SHARES - [0] -
ENTERGY TEXAS, INC.
a Texas corporation

This Certifies that [SPECIMEN] is the owner of [Zero and No/100] fully paid and non-assessable shares of 5.375% Series A Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share) of Entergy Texas, Inc., a corporation organized under the laws of the State of Texas, transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney, upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this      day of         A.D.     .

Vice President

Secretary

Countersigned and Registered
EQUINITI TRUST COMPANY

By:

SHARES $ EACH

[FORM OF REVERSE OF CERTIFICATE]
The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such written request should be addressed to the Corporation’s principal place of business or registered office or directed to the Transfer Agent.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ENTERGY TEXAS, INC. OR EQUINITI TRUST COMPANY, AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SERIES A PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SERIES A PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED STATEMENT OF RESOLUTION. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
For Value Received, ___________hereby sell, assign and transfer unto_____________________________              Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint         Attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

Dated:

NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR. WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

In presence of

CERTIFICATE

FOR

SHARES

ISSUED TO

DATED